UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2005, MySpace, Inc. (“MySpace”), a majority-owned subsidiary of Intermix Media, Inc. (the “Company”) entered into an Equipment Loan and Security Agreement with entities affiliated with Pinnacle Ventures and ORIX Venture Finance LLC (the “Lenders”) providing for MySpace to borrow up to $6 million in term loans over the next 12 months to finance the purchase of eligible equipment and related soft costs as defined in the agreement. Advances will bear interest at a fixed rate equal to the prime rate plus 2.5% (8% for the first advance) and will be repaid on an interest-only basis for the first 12 months following the date of the advance and fully amortized over a 24-month period thereafter. Loans are secured by a first-priority lien on the financed equipment. The agreement does not contain any financial covenants by MySpace or any guaranty by the Company; however, the Company is required to subordinate its outstanding $1.5 million loan to MySpace to any indebtedness incurred by MySpace in favor of the Lenders. In connection with this transaction, MySpace issued to the Lenders for nominal consideration warrants to purchase 41,958 shares of Series A Preferred Stock of MySpace. The warrants are exercisable for a period of ten years from issuance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2005	Intermix Media, Inc.

	By:	/s/ Christopher Lipp
Christopher Lipp Sr. Vice President & General Counsel